Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inno Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	1,081,355	(2)	$1.38	(3)	$1,492,269.9	0.00015310	$228.47

		Total Offering Amounts						$1,492,269.9		$228.47
		Total Fees Previously Paid								$—
		Total Fee Offsets								$—
		Net Fee Due								$228.47

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of common stock of the Registrant (“Common Stock”) that becomes issuable under the Inno Holdings Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) and the Inno Holdings Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of Common Stock.

(2)	Represents (i) 201,355 shares of Common Stock issued pursuant to the 2023 Plan and (ii) 880,000 shares of Common Stock issued pursuant to the 2025 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low reported trading prices of the Common Stock as reported on The Nasdaq Capital Market on July 7, 2025, such date being within five business days of the date that this Registration Statement was filed with the SEC.